UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2022 (April 30, 2022)

SMART FOR LIFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41290	81-5360128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Biscayne Blvd., Suite 503, Miami, FL	33132
(Address of principal executive offices)	(Zip Code)

(786) 749-1221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SMFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On April 30, 2022, the board of directors of Smart for Life, Inc. (the “Company”) appointed Darren C. Minton, the Company’s current President and a member of the board of directors, as the new Chief Executive Officer of the Company.

Mr. Minton has served as President since September 2017 and as a member of the board of directors since November 2018. Mr. Minton also serves as President of the Company’s subsidiary Bonne Sante Natural Manufacturing, Inc., managing day-to-day manufacturing operations. Mr. Minton has more than 15 years of capital markets experience in both small and large organizations. Over the years, his capacities have ranged from various executive positions, as well as president and chief executive officer positions with entrepreneurial ventures to established roles reporting to public company boards, with significant leadership and team building skills. Prior to joining the Company, Mr. Minton was a co-founder and Executive Vice President at Staffing 360 Solutions, Inc. (NASDAQ: STAF), from 2012 to 2017, where he facilitated the company’s alternative public offering and listing on Nasdaq. He previously served as President of Trilogy Capital Partners, Inc. and as an Analyst at Mesa West Capital, a privately held portfolio lender with a multi-billion dollar offering capability headquartered in Los Angeles, as well as First Republic Bank in Palo Alto. Mr. Minton is a graduate of Stanford University with a degree in Economics.

Mr. Minton was elected until his successor is duly elected and qualified. There are no arrangements or understandings between Mr. Minton and any other persons pursuant to which he was selected as Chief Executive Officer. There are no family relationships that exist between Mr. Minton and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction, between Mr. Minton and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Resignation of Chief Executive Officer and Director

On April 30, 2022, Ryan F. Zackon resigned from his position as Chief Executive Officer and from the board of directors of the Company, effective immediately. Mr. Zackon’s resignation was not due to any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

On May 4, 2022, the Company entered into a separation agreement and release of claims (the “Separation Agreement”) with Mr. Zackon providing for the separation of his employment with the Company effective as of April 30, 2022. Under the Separation Agreement, the Company agreed to pay Mr. Zackon a severance payment in the amount of $175,000, equal to seven months of his base salary at his current level, less applicable statutory deductions and authorized withholdings, payable in equal installments on the Company’s regular payroll dates during the period commencing on May 1, 2022 and ending on November 30, 2022. The Company also agreed to pay Mr. Zackon a separation expense reimbursement of $10,000 no later than May 31, 2022.

The Separation Agreement includes restrictive covenants prohibiting Mr. Zackon from engaging with or owning any business that competes with the Company, or soliciting employees, consultants or customers of the Company, during the six-month period commencing on April 30, 2022 and ending on October 30, 2022. The Separation Agreement also includes a customary release of claims by Mr. Zackon in favor of the Company and its affiliates, as well as customary confidentiality and mutual non-disparagement provisions.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Separation Agreement and Release of Claims, dated May 4, 2022, between Ryan F. Zackon and Smart for Life, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2022	SMART FOR LIFE, INC.

/s/ Darren C. Minton
Name: Darren C. Minton
Title: Chief Executive Officer

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